Filed pursuant to Rule 424(b)(3)
File No. 333-255932
SUPPLEMENT DATED JULY 19, 2022 TO THE CURRENT
STATUTORY PROSPECTUS FOR:
Invesco Dynamic Credit Opportunity Fund
(the “Fund”)
This supplement amends the Statutory Prospectus of the above referenced fund and is in addition to any other supplement(s), unless otherwise specified. You should read this supplement in conjunction with the Statutory Prospectus and retain it for future reference.
The following information replaces in its entirety the first footnote under the table on the front cover in the prospectus for the Fund:
1) Generally, the stated minimum initial investment by an investor in the Fund is $1,000 ($250 for tax-sheltered retirement plans) with respect to Class A Shares and Class Y Shares and $1 million for Class R6 Shares, which stated minimums may be reduced for certain investors. Investors purchasing Class A Shares may be charged a sales load of up to 3.25% of the investor’s net purchase. The Sales Load and Proceeds to the Fund (Before Expenses) line items in the table assume the maximum sales load on Class A Shares is charged on an amount of gross sales equal to the amount registered hereunder.
The following information replaces in its entirety the section titled “Securities Offered” on the front cover in the prospectus for the Fund:
Securities Offered. The Fund offers its Class A, Class Y and Class R6 Shares on a continuous basis. Class AX Shares of the Fund are closed to new investors. Only investors who have continuously maintained an account in Shares of Invesco Dynamic Credit Opportunities Fund, the Fund’s predecessor fund, prior to the closing of the Reorganization may continue to make additional purchases in their accounts in Class AX Shares of the Fund. With respect to Class A Shares and Class Y Shares, the minimum initial investment is $1,000 for regular accounts ($250 for tax-sheltered retirement plans); subsequent investments in Class A Shares may be made with at least $50. With respect to Class R6 Shares, the minimum initial investment is $1 million for all accounts. Class R6 shares of the Fund are available for use by Employer Sponsored Retirement and Benefit Plans, held either at the plan level or through omnibus accounts. There is no minimum initial investment for Employer Sponsored Retirement and Benefit Plans investing through a retirement platform that administers at least $2.5 billion in retirement plan assets. All other Employer Sponsored Retirement and Benefit Plans must meet a minimum initial investment of at least $1 million in each Fund in which it invests.
The minimum initial investment for all other institutional investors is $1 million, unless such investment is made by (i) an investment company, as defined under the Investment Company Act of 1940, as amended (1940 Act), that is part of a family of investment companies which own in the aggregate at least $100 million in securities, or (ii) an account established with a 529 college savings plan managed by Invesco, in which case there is no minimum initial investment.
Class R6 shares of the Fund are also available through an intermediary that has agreed with Invesco Distributors, Inc. to make such shares available for use in retail omnibus accounts. There are no minimum investment amounts for Class R6 shares held through retail omnibus accounts where the intermediary:
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generally charges an asset-based fee or commission in addition to those described in this prospectus; and
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maintains Class R6 shares and makes them available to retail investors.
With respect to Class A Shares and Class Y Shares, Invesco Distributors (Distributor) or its designee has the discretion to accept orders on behalf of its clients for lesser amounts. Shares are being offered through the Distributor and through selected broker-dealers and financial services firms. Shares are sold at their offering price, which is NAV per Share for such class of Shares, plus any applicable sales load. The Distributor pays the broker-dealers and financial services firms participating in the continuous offering.
The following information replaces the second paragraph under the heading “Summary of Terms – Purchases of Shares” in the prospectus for the Fund:
With respect to Class A Shares and Class Y Shares, the minimum initial investment is $1,000 for regular accounts ($250 for tax-sheltered retirement plans); subsequent investments in Class A Shares may be made with at least $50. With respect to Class R6 Shares, the minimum initial investment is $1 million for all accounts. Class R6 shares of the Fund are available for use by Employer Sponsored Retirement and Benefit Plans, held either at the plan level or through omnibus accounts. There is no minimum initial investment for Employer Sponsored Retirement and Benefit Plans investing through a retirement platform that administers at least $2.5 billion in retirement plan assets. All other Employer Sponsored Retirement and Benefit Plans must meet a minimum initial investment of at least $1 million in each Fund in which it invests.
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The minimum initial investment for all other institutional investors is $1 million, unless such investment is made by (i) an investment company, as defined under the Investment Company Act of 1940, as amended (1940 Act), that is part of a family of investment companies which own in the aggregate at least $100 million in securities, or (ii) an account established with a 529 college savings plan managed by Invesco, in which case there is no minimum initial investment.
Class R6 shares of the Fund are also available through an intermediary that has agreed with Invesco Distributors, Inc. to make such shares available for use in retail omnibus accounts. There are no minimum investment amounts for Class R6 shares held through retail omnibus accounts where the intermediary:
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generally charges an asset-based fee or commission in addition to those described in this prospectus; and
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maintains Class R6 shares and makes them available to retail investors.
The following information replaces in its entirety the seventh paragraph under the heading “Distribution of Securities – How to Buy Shares” in the prospectus for the Fund:
With respect to Class A Shares and Class Y Shares, the minimum initial investment in the Fund is $1,000 ($250 for tax-sheltered retirement plans); subsequent investments in Class A Shares may be made with $50. With respect to Class R6 Shares, the minimum initial investment is $1 million for all accounts. See “Distribution of Securities – Class A Shares Purchase Programs – Class R6 Shares” below for exceptions to the investment minimum.
The following information replaces in its entirety the first paragraph under the heading “Distribution of Securities – Purchase Terms” in the prospectus for the Fund:
Class AX Shares of the Fund are closed to new investors. Only investors who have continuously maintained an account in Shares of Invesco Dynamic Credit Opportunities Fund, the Fund’s predecessor fund, prior to the closing of the Reorganization, may continue to make additional purchases in their accounts in Class AX Shares of the Fund. With respect to Class A Shares and Class Y Shares, the minimum initial investment is $1,000 for regular accounts ($250 for tax-sheltered retirement plans); subsequent investments in Class A Shares may be made with at least $50. With respect to Class R6 Shares, the minimum initial investment is $1 million for all accounts. See “Distribution of Securities – Class A Shares Purchase Programs – Class R6 Shares” below for exceptions to the investment minimum. With respect to Class A Shares and Class Y Shares, the Distributor or its designee has the discretion to accept orders on behalf of its clients for lesser amounts. The Fund’s Shares are offered for sale through its Distributor at NAV plus any applicable sales load. The price of the Shares during the Fund’s continuous offering will fluctuate over time with the NAV of the Shares. Each class of Shares offers a distinct structure of sales charges, distribution and service fees, if any, and other features (for example, the reduced or eliminated sales charges available for purchases of Class A Shares over $100,000 of the Fund or your cumulative ownership of Participating Funds) that are designed to address a variety of needs.
The following information replaces in its entirety the information regarding transactions and positions held in fund shares purchased through PFS Investments Inc. and held on the mutual fund platform of its affiliate, Primerica Shareholder Services under the heading “Distribution of Securities – Class A Shares Purchase Programs – Financial Intermediary-Specific Arrangements” in the prospectus for the Fund:
PFS INVESTMENTS INC. (“PFSI”)
Policies Regarding Fund Purchases Through PFSI
The following information supersedes all prior information with respect to transactions and positions held in fund shares purchased through PFSI and held on the mutual fund platform of its affiliate, Primerica Shareholder Services (“PSS”). Clients of PFSI (also referred to as “shareholders”) purchasing fund shares on the PSS platform are eligible only for the following share classes, sales charge discounts (also referred to as “breakpoints”) and waivers, which can differ from share classes, discounts and waivers described elsewhere in this prospectus or the related statement of additional information (“SAI”) or through another broker-dealer. In all instances, it is the shareholder’s responsibility to inform PFSI at the time of a purchase of all holdings of Invesco Funds on the PSS platform, or other facts qualifying the purchaser for discounts or waivers. PFSI may request reasonable documentation of such facts, and condition the granting of any discount or waiver on the timely receipt of such documents. Shareholders should contact PSS if they have questions regarding their eligibility for these discounts and waivers.
Share Classes
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Class A shares: in non-retirement accounts, individual retirement accounts (IRA), SEP IRAs, SIMPLE IRAs, Keogh Plans, and all other account types unless expressly provided for below.
Breakpoints
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Breakpoint pricing at dollar thresholds as described in the prospectus of the fund you are purchasing.
Rights of Accumulation (“ROA”)
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The applicable sales charge on a purchase of Class A shares is determined by taking into account all share classes (except any assets held in group retirement plans) of Invesco Funds held by the shareholder on the PSS Platform. The inclusion of eligible fund family assets in the ROA calculation is dependent on the shareholder notifying PFSI of such assets at the time of calculation. Shares of money market funds are included only if such shares were acquired in exchange for shares of another Invesco Fund purchased with a sales charge. No shares of Invesco Funds held by the shareholder away from the PSS platform will be granted ROA with shares of any Invesco Fund purchased on the PSS platform.
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Any SEP IRA plan, any SIMPLE IRA plan or any Payroll Deduction plan (“PDP”) on the PSS platform will be defaulted to plan-level grouping for purposes of ROA, which allows each participating employee ROA with all other eligible shares held in plan accounts on the PSS platform. At any time, a participating employee may elect to exercise a one-time option to change grouping for purposes of ROA to shareholder- level grouping, which allows the plan account of the electing employee ROA with her other eligible holdings on the PSS platform, but not with all other eligible participant holdings in the plan. Eligible shares held in plan accounts electing shareholder-level grouping will not be available for purposes of ROA to plan accounts electing plan-level grouping.
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ROA is determined by calculating the higher of cost minus redemptions or current market value (current shares x NAV).
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ROA is determined by calculating the higher of cost minus redemptions or market value (current shares x NAV).
Letters of Intent ("LOI")
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By executing a LOI, shareholders can receive the sales charge and breakpoint discounts for purchases shareholders intend to make over a 13-month period through PFSI, from the date PSS receives the LOI. The purchase price of the LOI is determined by calculating the higher of cost or market value of qualifying holdings at LOI initiation in combination with the dollar amount the shareholder intends to invest over a 13-month period to arrive at total investment for purposes of determining any breakpoint discount and the applicable front-end sales charge. Each purchase the shareholder makes during that 13-month period will receive the sales charge and breakpoint discount that applies to the projected total investment.
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Only holdings of Invesco Funds on the PSS platform are eligible for inclusion in the LOI calculation and the shareholder must notify PFSI of all eligible assets at the time of calculation.
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Purchases made before the LOI is received by PSS are not adjusted under the LOI, and the LOI will not reduce any sales charge previously paid. Sales charges will be automatically adjusted if the total purchases required by the LOI are not met.
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If an employer maintaining a SEP IRA plan, SIMPLE IRA plan or non-IRA PDP on the PSS platform has elected to establish or change ROA for the accounts associated with the plan to a plan-level grouping, LOIs will also be at the plan-level and may only be established by the employer. LOIs are not available to PDP IRA plans on the PSS platform with plan-level grouping for purposes of ROA, but are available to any participating employee that elects shareholder-level grouping for purposes of ROA.
Sales Charge Waivers
Sales charges are waived for the following shareholders and in the following situations:
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Shares purchased through reinvestment of capital gains distributions and dividend reinvestment.
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Shares purchased with the proceeds of redeemed shares of the same fund family so long as the following conditions are met: 1) the proceeds are from the sale of shares within 90 days of the purchase, 2) the sale and purchase are made in the same share class and the same account or the purchase is made in an individual retirement account with proceeds from liquidations in a non-retirement account, and 3) the redeemed shares were subject to a front-end or deferred sales load, Automated transactions (i.e. systematic purchases and withdrawals), full or partial transfers or rollovers of retirement accounts, and purchases made after shares are automatically sold to pay account maintenance fees are not eligible for this sales charge waiver.
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Shares exchanged into Class A shares from another share class so long as the exchange is into the same fund and was initiated at the discretion of PFSI. PFSI is responsible for any remaining CDSC due to the fund company, if applicable. Any future purchases are subject to the applicable sales charge as disclosed in the prospectus.
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